Exhibit 99.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 8, 2016, is entered into between Craig Laughlin, an individual with an address at 10935 57th Avenue North, Plymouth, MN 55442 (the “Seller”), and each of the persons listed on the signature page to this Agreement (each a “Buyer” and collectively the “Buyers”).

WHEREAS, Seller owns 5,500,000 shares of common stock, par value $0.001 (the “Shares”), of HPC Acquisitions, Inc., a Nevada corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyers, and Buyers wish to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Purchase and Sale. The Seller hereby sells, transfers, and conveys to each Buyer, and each Buyer hereby purchases from Seller, the number of Shares stated for each Buyer on the signature page to this Agreement at a price of $0.03 per Share.

2.           Representations and Warranties of Seller. Seller hereby represents and warrants to each Buyer as follows:

(a)          Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due execution and delivery by Buyer) constitutes Seller’s legal, valid, and binding obligation, enforceable against Seller in accordance with its terms.

(b)          The Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares, free and clear of all Encumbrances.

(c)          The execution, delivery and performance by Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Shares are bound.

(d)          No governmental, administrative or other third party consents or approvals are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e)          There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f)          No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.           Representation and Warranties of Each Buyer. Each Buyer, severally and not jointly, hereby represents and warrants to Seller as follows:

(a)          Buyer has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(b)          Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(c)          No governmental, administrative or other third party consents or approvals are required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)          There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(e)          No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.           Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.           Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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6.           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction).

8.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SELLER:

/s/ Craig Laughlin
Craig Laughlin

BUYERS:

	Name	No. of Shares	Total Price and Payment Method

	/s/ David Selakovic	4,600,000	$138,000 payable in one installment on or before May 8, 2016
	David Selakovic

	/s/ Patrick L. Riggs	100,000	$3,000 payable in one installment on or before March 31, 2016
	Patrick L. Riggs

	Ryan Law Group, LLC

By:	/s/ Michael J. Ryan	800,000	$24,000 payable in one installment on or before March 31, 2016
	Michael J. Ryan, Manager

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